As filed with the Securities and Exchange Commission on June 22, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

FIRST BUSEY CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	37-1078406
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

100 W. University Avenue

Champaign, Illinois  61820

(Address of principal executive offices, including zip code)

(217) 365-4516

(Registrant’s telephone number, including area code)

First Busey Corporation 2010 Equity Incentive Plan &

First Busey Corporation Employee Stock Purchase Plan

(Full Title of Plans)

Van A. Dukeman

President and Chief Executive Officer

100 W. University Avenue

Champaign, Illinois  61820

(217) 365-4516

(Telephone number, including area code, of agent for service)

With copies of all communications to:

Robert M. Fleetwood, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

Phone: (312) 984-3100

Fax: (312) 984-3150

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value, issuable under the First Busey Corporation 2010 Equity Incentive Plan	4,000,000	$4.55	$18,200,000	$1,298.00
Common Stock, $0.001 par value, issuable under the First Busey Corporation Employee Stock Purchase Plan	500,000	$4.55	$2,275,000	$162.00
Total				$1,460.00

(1)          Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the First Busey Corporation 2010 Equity Incentive Plan (“2010 Equity Incentive Plan”) and the First Busey Corporation Employee Stock Purchase Plan (“Employee Stock Purchase Plan”) described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s common stock.

(2)          Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share is based on the average high and low prices of the common stock as reported on the NASDAQ Global Select Market on June 18, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information.

The documents containing the information specified in Part I (“Information Required in the Section 10(a) Prospectus”) will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                    Registrant Information and Employee Plan Annual Information.

The Registrant will provide participants of the 2010 Equity Incentive Plan and the Employee Stock Purchase Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Requests for such documents should be directed to First Busey Corporation, 100 W. University Avenue, Champaign, Illinois  61820, Attention: Robin Elliott, telephone number (217) 365-4516.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Certain Documents by Reference.

The following documents which have been filed with the United States Securities and Exchange Commission by First Busey Corporation (“First Busey” or the “Registrant”) pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) are incorporated herein by reference:

(a)           First Busey’s Annual Report on Form 10-K for the year ended December 31, 2009 (filed with the Commission on March 16, 2010) (Commission File No. 0-15950);

(b)           All other reports required to be filed by First Busey pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the last fiscal year; and

(c)           The description of First Busey’s common stock, par value $.001 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on April 30, 1990 (1934 Act File No. 000-15950), and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by First Busey with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

Item 4.        Description of Securities.

Not Applicable.

Item 5.        Interests of Named Experts and Counsel.

Not Applicable.

Item 6.        Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes Annotated, or the Nevada RSA, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada RSA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada RSA further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of Section 78.7502, or in defense of any claim, issue or matter therein, a corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Section 78.751 of the Nevada RSA provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the Nevada RSA further provides that the indemnification provided for by Section 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.  In addition, Section 78.751 provides that the indemnification pursuant to Section 78.7502 and advancement of expenses authorized in or ordered by a court continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.  Section 78.752 of the Nevada RSA empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 78.7502.

Article Tenth of our articles of incorporation provides that no director or officer shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of distributions in violation of Section 78.300 of the Nevada RSA.

Our bylaws provide that we shall have the power to indemnify and hold harmless any current or former director, officer, agent or employee of the Company to the fullest extent legally permissible under the Nevada RSA from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Consistent with the power conferred to corporations under Section 78.751 of the Nevada RSA, our bylaws further provide that our board of directors may in its discretion cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

Item 7.        Exemption from Registration Claimed.

Not Applicable.

Item 8.        Exhibits.

See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.        Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained  in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Champaign, State of Illinois, on June 22, 2010.

FIRST BUSEY CORPORATION

By:	/s/ Van. A. Dukeman
Van A. Dukeman
President and Chief Executive Officer

By:	/s/ David B. White
David B. White
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of First Busey hereby severally constitute and appoint Van A. Dukeman, as our true and lawful attorney and agent, each with full power of substitution, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable First Busey to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of common stock of First Busey issued pursuant to the First Busey Corporation 2010 Equity Incentive Plan and the First Busey Employee Stock Purchase Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Van A. Dukeman	Director; President and Chief Executive Officer (principal	June 22, 2010
Van A. Dukeman	executive officer)

/s/ David B. White	Executive Vice President and Chief Financial Officer	June 22, 2010
David B. White	(principal financial officer and principal accounting
officer)

/s/ Joseph M. Ambrose	Director	June 22, 2010
Joseph M. Ambrose

/s/ David J. Downey	Director	June 22, 2010
David J. Downey

/s/ David L. Ikenberry	Director	June 22, 2010
David L. Ikenberry

/s/ E. Phillips Knox	Director	June 22, 2010
E. Phillips Knox

/s/ V.B. Leister, Jr.	Director	June 22, 2010
V.B. Leister, Jr.

/s/ Gregory B. Lykins	Director	June 22, 2010
Gregory B. Lykins

/s/ August C. Meyer, Jr.	Director	June 22, 2010
August C. Meyer, Jr.

/s/ Douglas C. Mills	Director	June 22, 2010
Douglas C. Mills

/s/ George T. Shapland	Director	June 22, 2010
George T. Shapland

FIRST BUSEY CORPORATION

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description
4.1	First Busey Corporation 2010 Equity Incentive Plan

4.2	First Busey Corporation Employee Stock Purchase Plan

4.3	Form of Restricted Stock Unit Agreement for Certain Executive Officers

4.4	Form of Restricted Stock Unit Agreement

5.1	Opinion of Lewis and Roca LLP (including consent)

23.1	Consent of McGladrey & Pullen LLP

23.2	Consent of Lewis and Roca LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to the registration statement)